Exhibit 10.6

FIRST AMENDMENT AND CONSENT TO NOTE PURCHASE AGREEMENT
This First Amendment and Consent dated as of October 7, 2011 (this “First Amendment”) to the Note Purchase Agreement (as defined below) is between Omega Pharma N.V., a company incorporated with limited liability in Belgium (the “Company”), and each of the institutions which is a signatory to this First Amendment (collectively, the “Noteholders”).
RECITALS:
A.    The Company and each of the Noteholders have heretofore entered into the Note Purchase Agreement dated as of May 19, 2011 (the “Note Purchase Agreement”). The Company has heretofore issued an aggregate principal amount of €135,043,889 5.1045% Guaranteed Senior Notes, due July 28, 2023 (the “Notes”) pursuant to the Note Purchase Agreement. The Noteholders are the holders of I00% of the outstanding principal amount of the Notes.
B.    The Company and the Noteholders now desire to amend certain provisions the Note Purchase Agreement in the respects, but only in the respects, hereinafter set forth.
C.    Capitalized terms used herein shall have the respective meanings ascribed thereto in the Note Purchase Agreement unless herein defined or the context shall otherwise require.
D.    All requirements of law have been fully complied with and all other acts and things necessary to make this First Amendment a valid, legal and binding instrument according to its terms for the purposes herein expressed have been done or performed.
NOW, THEREFORE, upon the full and complete satisfaction of the conditions precedent to the effectiveness of this First Amendment set forth in Section 5.1 hereof, and in consideration of good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the Company and the Noteholders do hereby agree as follows:

SECTION 1.	AMENDMENTS.

1.1    The following shall be added as a new Section 9.11 of the Note Purchase Agreement:
“9.11. Leverage Fee.
Subject to the completion of the Going-Private Transaction and only then with respect to the third semi-annual reporting period immediately following the final settlement date of the Going-Private Transaction and for each semi-annual reporting period thereafter, in addition to interest accruing on the Notes, the Company agrees to pay to the holders of the Notes, with respect to each such semi-annual reporting period for which the Leverage Ratio as of the last day of such semi-annual reporting period is equal to or greater than 3.00 to 1.00, a fee (the “Leverage Fee”). The Leverage Fee payable with respect to each Note shall be an amount equal to (a) the product obtained by multiplying (i) 0.0050 times (ii) the Weighted Average (as defined below) of the principal balance of such Note during the semi-annual reporting period to which the Leverage Fee relates and (b) dividing the product thus obtained by two. The Leverage Fee shall be payable in arrears on the earlier of (a) the day the financial statements for such semi-annual (or annual) reporting period are required to be delivered pursuant to Section 7.1(a) or, if the applicable semi-annual reporting period is the last semi-annual reporting period in a financial year, Section 7.1(b), provided that, for the purposes of this Section 9.11, if such financial statements have not been so delivered by such date, the Leverage Ratio as of the last day of such semi-annual reporting period shall be deemed to be 3.50 to 1.00, or (b) the day such semi-annual (or annual) financial statements are delivered. The Company agrees to give the holders of the Notes 10 days advance written notice of any payment of any Leverage Fee. Payment of the Leverage Fee shall be made pursuant to the terms of Section 14.
In connection with the Going-Private Transaction, the Noteholders shall waive the Leverage Fee, if any, due and payable to the Noteholders pursuant to this Section 9.11 solely with respect to the two semi-annual reporting periods immediately following the final settlement date of the Going-Private Transaction. For the avoidance of doubt, no Leverage Fee shall be payable if the Company does not complete the Going-Private Transaction.
The payment of any Leverage Fee shall not constitute a waiver of any Default or Event of Default, including, without limitation, any Default or Event of Default under Section 10.4. The consequences for the failure to pay the Leverage Fee when due shall be governed by Section 11(b) hereof, treating the Leverage Fee, for such purposes and for the purpose of determining the amount payable upon acceleration of the Notes, as interest.
As used in this Section 9.11, “Weighted Average” shall mean, with respect to any Note, during any semi-annual reporting period of the Company, an amount determined by adding together the daily outstanding principal balance of such Note during such semi-annual reporting period and dividing the amount thus obtained by the total number of days in such semi-annual reporting period.”
1.2    Section 10.4 of the Note Purchase Agreement shall be and is hereby amended in its entirety to read as follows:

“(a)    The Company will not permit the ratio of Consolidated Net Debt to Consolidated EBITDA to exceed 3.50 to 1.00, as determined on a Rolling Twelve Month basis as of each Year-End Date and Half Year-End Date, provided that the Going-Private Transaction has been completed. If the Going-Private Transaction has not been completed, the Company will not permit the ratio of Consolidated Net Debt to Consolidated EBITDA to exceed 3.25 to 1.00, as determined on a Rolling Twelve Month basis as of each Year-End Date and Half Year-End Date, and for the avoidance of doubt, no Leverage Fee shall he payable.”

1.3    The following shall be added as a new definition in alphabetical order to Schedule B of the Note Purchase Agreement:

“Going-Private Transaction” means the acquisition of a majority of the shares of the Company by Couckinvest in connection with the de-listing of the Company from the Belgian Stock Exchange.
“Leverage Fee” shall have the meaning specified in Section 9.11.
“Weighted Average” shall have the meaning specified in Section 9.11.”

SECTION 2.	CONSENT.

2.1    Upon and by virtue of this First Amendment becoming effective as herein contemplated, the Noteholders hereby consent to the Going-Private Transaction, which may constitute a Change of Control under Section 8.9 of the Note Purchase Agreement, and the Noteholders hereby agree that the Company shall not be required to comply with Section 8.9(a) of the Note Purchase Agreement solely with respect to the Going-Private Transaction, provided that the Going-Private Transaction occurs prior to August 31, 2013. The Company understands and agrees that the consent contained in this Section 2.1 pertains only to the circumstances herein described and to the extent so described and not to any other Change of Control or other matters arising in connection with the Note Purchase Agreement or to any rights which the Noteholders have arising by virtue of any such other actions or matters.

SECTION 3.	AGREEMENTS.

3.1    In consideration of the agreement of the Noteholders to consent to the Company’s Going-Private Transaction as set forth in Section 2.1 hereof and to consent to amend the Note Purchase Agreement in the respects set forth in Section 1 hereof, the Company and the Noteholders agree that the Company shall pay the Noteholders as a group a waiver fee of €10,000 in the aggregate due upon this First Amendment becoming effective as herein contemplated and, if the Going-Private Transaction is completed, an additional fee of €10,000 in the aggregate promptly upon completion of such transaction.

SECTION 4.	REPRESENTATIONS AND WARRANTIES OF ME COMPANY.

4.1    To induce the Noteholders to execute and deliver this First Amendment (which representations shall survive the execution and delivery of this First Amendment), the Company represents and warrants to the Noteholders that:

(a)this First Amendment has been duly authorized, executed and delivered by it and this First Amendment constitutes the legal, valid and binding obligation of the Company enforceable against it in accordance with its terms, except as such enforcement may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or similar laws or equitable principles relating to or limiting creditors’ rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law) and subject to the qualifications as to matters of law relating to enforceability expressed in the legal opinions delivered pursuant to Section 4.4 of the Note Purchase Agreement;

(b)the Note Purchase Agreement, as amended by this First Amendment, constitutes the legal, valid and binding obligation of the Company enforceable against it in accordance with their respective terms, except as such enforcement may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or similar laws or equitable principles relating to or limiting creditors’ rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law) and subject to the qualifications as to matters of law relating to enforceability expressed in the legal opinions delivered pursuant to Section 4.4 of the Note Purchase Agreement;

(c)the execution, delivery and performance by the Company of this First Amendment (i) has been duly authorized by all requisite corporate action and, if required, shareholder action, (ii) does not require the consent or approval of any governmental or regulatory body or agency, and (iii) will not (A) violate (1) any provision of law, statute, rule or regulation or its certificate of incorporation or bylaws, (2) any order of any court or any rule, regulation or order of any other agency or government binding upon it, or (3) any provision of any material indenture, agreement or other instrument to which it is a party or by which its properties or assets are or may be bound, including, without limitation, the Bank Facility and the 2004 Note Facility, or (B) result in a breach or constitute (alone or with due notice or lapse of time or both) a default under any indenture, agreement or other instrument referred to in clause (iii)(A)(3) of this Section 4.1(c);

(d)as of the date hereof and after giving effect to this First Amendment, no Default or Event of Default has occurred which is continuing; and

(e)all the representations and warranties contained in Section 5 of the Note Purchase Agreement are true and correct in all material respects with the same force and effect as if made by the Company on and as of the date hereof.

SECTION 5.	CONDITIONS TO EFFECTIVENESS OF THIS FIRST AMENDMENT.

5.1    This First Amendment shall not become effective until, and shall become effective when, each and every one of the following conditions shall have been satisfied:

(a)executed counterparts of this First Amendment, duly executed by the Company and the Noteholders, shall have been delivered to the Noteholders;

(b)the Noteholders shall have received evidence satisfactory to them that the Bank Facility has been amended in a manner satisfactory to the Noteholders;

(c)the representations and warranties of the Company set forth in Section 4 hereof are true and correct on and with respect to the date hereof; and

Upon receipt of all of the foregoing, this First Amendment shall become effective.

SECTION 6.	PAYMENT OF NOTEHOLDERS’ FEES AND EXPENSES.

6.1    The Company hereby confirms its obligations under the Note Purchase Agreement, whether or not the transactions hereby contemplated are consummated, to pay upon demand all reasonable out-of-pocket fees and expenses, including attorneys’ fees and expenses, incurred by any Noteholder in connection with this letter agreement or the transactions contemplated hereby, in enforcing any rights under this letter, or in responding to any subpoena or other legal process or informal investigative demand issued in connection with this letter or the transactions contemplated hereby.

SECTION 7.	MISCELLANEOUS.

7.1    This First Amendment shall be construed in connection with and as part of the Note Purchase Agreement, and except as modified and expressly amended by this First Amendment, all terms, conditions and covenants contained in the Note Purchase Agreement and the Notes are hereby ratified and shall be and remain in full force and effect.

7.2    Any and all notices, requests, certificates and other instruments executed and delivered after the execution and delivery of this First Amendment may refer to the Note Purchase Agreement without making specific reference to this First Amendment but nevertheless all such references shall include this First Amendment unless the context otherwise requires.

7.3    The descriptive headings of the various Sections or parts of this First Amendment arc for convenience only and shall not affect the meaning or construction of any of the provisions hereof.

7.4    This First Amendment shall be governed by and construed in accordance with the law of the State of New York.

7.5    The execution hereof by you shall constitute a contract between us for the uses and purposes hereinabove set forth, and this First Amendment may be executed in any number of counterparts, each executed counterpart constituting an original, but all together only one agreement.

OMEGA PHARMA N.V.

		By:	/s/ Barbara De Saedeleer
Title: CFO

ACCEPTED AND AGREED TO:
THE PRUDENTIAL INSURANCE COMPANY OF AMERICA

By:	/s/ [Illegible]
Title: Vice President